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                                    ANNEX I
           FORM OF SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE

$13,400,000.00                                                September 29, 1994

     FOR VALUE RECEIVED, the undersigned, MEDIQ INCORPORATED, a Delaware corporation, and MEDIQ INVESTMENT SERVICES, INC., a Delaware corporation (collectively, the 'Borrowers'), hereby, jointly and severally, promise to pay to the order of UNITED JERSEY BANK, a state banking association (as successor in interest to United Jersey Bank/South, N.A.) (the 'Bank'), as hereinafter provided, the principal sum of THIRTEEN MILLION FOUR HUNDRED THOUSAND DOLLARS ($13,400,000.00), or so much thereof as shall have been advanced pursuant to Paragraph 2 of the Revolving Credit and Term Loan Agreement dated as of October 14, 1993, as amended by a certain Amendment No. 1 to Revolving Credit Loan Agreement and Pledge and Security Agreement, dated as of August 9, 1994, between the Borrowers and the Bank, and a certain Amendment No. 2 to Revolving Credit Loan Agreement and Pledge and Security Agreement, dated as of the date hereof, between the Borrowers and the Bank (collectively, the 'Loan Agreement'), together with interest on the unpaid principal hereof from the date of this Note until said principal shall be paid, at a floating rate per annum equal to one
(1) percentage point in excess of the Bank's Base Rate as from time to time in effect. The term 'Base Rate' as utilized herein refers to the fluctuating rate of interest determined by the Bank from time to time as a means of pricing some loans to some of its customers and is neither tied to an external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular category or class of customers of the Bank.

     Both the principal of and interest on this Note are payable in lawful money of the United States of America to the Bank at the Bank's principal offices in Cherry Hill, New Jersey in same day funds.

     Interest on the unpaid principal balance hereof shall be computed on the basis of a 360 day year for the actual number of days elapsed and changes in the interest rate will be effective concurrently with changes in the Base Rate.

     All interest accruing on this Note in each calendar month shall be due and payable on the first day of the following month, commencing on October 1, 1994, and shall become immediately due and payable upon the principal hereof becoming due and payable. The Borrowers shall, jointly and severally, repay the entire unpaid principal amount of this Note on October 14, 1995.

     In the event that any payment of interest or principal hereunder shall not be received by the Bank on its due date, the Bank shall, in addition to and not to the exclusion of its other rights under this Note or the Loan Agreement, be entitled to, and the Borrowers shall, jointly and severally, pay to the Bank, a late charge in an amount equal to the lesser of (a) five percent (5%) of the overdue payment or (b) $1,000. Late charges assessed by the Bank are immediately due and payable.

     This Note may at the Borrowers' option be prepaid in whole or in part, at any time and from time to time, without penalty or premium; provided, however, such repayments shall be in amounts of $50,000 or more, and applied first to accrued and unpaid interest and then to the outstanding principal balance of this Note.

     If the date of any payment required by this Note be Saturday, Sunday or a bank holiday, such payment shall be payable on the first business day following such date. Payments made pursuant to this Note shall be deemed made the banking day payment is received by the Bank; payments received after 3:00 P.M. shall be deemed made the next banking day.

     This Note is the Revolving Credit Note referred to in, and is entitled to the benefits of, the Loan Agreement. This Note has the benefit of the stock pledge required under Paragraph 5 of the Loan Agreement.

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     In case an Event of Default (as such term is defined in the Loan Agreement)
shall happen and be continuing, the holder of this Note may declare the entire outstanding principal of this Note, and all accrued, unpaid interest thereon, to be due and payable immediately, and upon any such declaration such principal and interest shall become and be immediately due and payable without further action. Upon and after the occurrence of such an Event of Default and during the continuation thereof, the outstanding principal balance hereof shall bear interest at a fluctuating rate per annum equal to three percent (3%) above the interest rate then in effect hereunder (the 'Default Rate'). Such provision for the payment of interest at the Default Rate shall be in addition to, and not in limitation of, the Bank's other remedies provided hereunder or under the Loan Agreement.

     Should the indebtedness represented by this Note or any part thereof be collected in any proceeding or placed in the hands of attorneys for collection, the Borrowers, jointly and severally, agree to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

     Each Borrower expressly waives presentment for payment, demand, notice of dishonor, notice of protest, protest or any other notice whatsoever.

     Each Borrower hereby irrevocably and unconditionally agrees that any suit, action, or other legal proceeding arising out of or in connection with this Note shall be brought in the courts of record of the State of New Jersey or the courts of the United States located in said state, consents to the jurisdiction of each such court in any such suit, action or proceeding, and waives any objection to the venue of any such suit, action, or proceeding in any of such courts.

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
     EACH BORROWER HEREBY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO A JURY TRIAL IN             ___________
CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST THE BANK WITH RESPECT TO THIS NOTE OR THE     Initials
OBLIGATIONS OF THE BORROWERS HEREUNDER.
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     IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed, sealed and delivered on the date first above written.

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
Attest:                                                   MEDIQ INCORPORATED
BY:                                                       BY:
                        , Secretary                                       , President
[SEAL]
Attest:                                                   MEDIQ INVESTMENT SERVICES, INC.
BY:                                                       BY:
                        , Secretary                                       , President
[SEAL]
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